Exhibit 21


                           SUBSIDIARIES OF REGISTRANT*



                                                  State or Other Jurisdiction of
Name of Subsidiary                                Incorporation or Organization
------------------                                ------------------------------
Moore Products Co. (Canada) Inc.                            Canada


Moore Products Co. (U.K.) Limited                           England


Moore Products Co. B.V.                                     Netherlands


Moore Products Co. (Italia) S.r.l.                          Italy


Moore Products Co. (Australia) Pty. Ltd.                    Australia


Moore Products Co (S) Pte Ltd                               Singapore


Moore Products de Mexico S.A. de C.V.                       Mexico


     *The names of certain subsidiaries are omitted pursuant to Item 601(b)(21)(ii) of Regulation S-K.

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